Exhibit 99.1

Contact:

Investor Relations Department, Penn Engineering & Manufacturing Corp.

Mark W. Simon, Senior Vice President

Richard F. Davies, Treasurer

(215) 766-3660

investor-relations@penn-eng.com

For Immediate Release

PENN ENGINEERING ANOUNCES REVENUE and EARNINGS GUIDANCE FOR

FIRST QUARTER 2004

DANBORO, PA. - (BUSINESS WIRE) - March 22, 2004 - Penn Engineering & Manufacturing Corp. (NYSE:PNN, NYSE:PNNA) today announced earnings guidance for the quarter ending March 31, 2004. Based on results to date, the Company expects revenues for the first quarter of 2004 to be in the range of $58 million to $62 million and earnings of $0.27 to $0.30 per fully diluted share. The Company also anticipates that second quarter 2004 earnings will be stronger than the comparable period in 2003.

This level of performance reflects increased sales to electronics and computer-related industries, automotive, and medical equipment customers, across all of the Company’s business units. This guidance does not include the effect of any unusual items that could arise in the future.

As a general policy, the Company does not provide earnings guidance because it believes doing so tends to encourage a short-term outlook that is not in the best interests of the Company or its stockholders. However, the Company considers providing earnings guidance on a case-by-case basis when trends are materially different than past results. The Company may not provide future guidance if results are in line with its expectations, but will continue to provide investors with perspective on those factors important to understanding the Company’s business and operating environment.

This news release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s results may differ materially from those in the forward-looking statements and are based on management’s current views and assumptions, and involve risks and uncertainties that may significantly affect expected results. For example, operating results may be affected by external factors such as: changes in laws and regulations, changes in accounting standards, fluctuations in demand in markets served by the Company, fluctuations in the cost and availability of supply chain resources, and foreign economic conditions, including currency rate fluctuations. The Company undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. For a further discussion of the risks and uncertainties, see the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.